Exhibit (a)(8)

Plug Power Inc.

Tender Offer to Exchange

dated May 22, 2003

Tender Offer Materials

Information contained in this presentation is intended only as a summary and is not complete. All information is subject to the written terms and conditions of the Offer to Exchange, dated May 22, 2003, the stock option plans, the 1999 Stock Option Plan Summary and Prospectus, the Election Form and the form of restricted stock awards of the Company, each of which has been previously delivered to you. You are urged to carefully read each of these documents and any other documents delivered to you in conjunction with the Tender Offer to Exchange before deciding whether or not to exchange your options.

What is the Tender Offer to Exchange?

❖	Eligible Employees may exchange options which have an exercise price greater than $8.53 per share for shares of restricted common stock

❖	Exchange ratio is one share of restricted common stock for every three shares of common stock underlying the eligible options surrendered (Conversion ratio of 3:1)

❖	A minimum restricted stock grant of 500 shares if all grants with a price above $8.53 are turned in

❖	Restricted shares will vest in three equal installments (21, 24 and 27 months) from the grant date

Who is Eligible to Participate?

Generally, You are an eligible option holder if:

❖	you are a part-time or full-time employee of Plug Power who resides in the U.S.

❖	you are employed by Plug Power on the date the shares are granted.

You are not eligible to participate in the Offer if:

❖	you are a member of our Board of Directors, a consultant or a contractor.

❖	you do not remain employed by Plug Power through the date the shares are granted.

Why is the Offer Being Made?

❖	Options are used to:

»	Motivate
»	Reward and
»	Retain valued employees

❖	When the stock price falls below an option’s strike price, the option is deemed “under water”

❖	Options that are significantly under water generally have little to no value and can be a disincentive to employees

❖	A significant portion of Plug’s outstanding options are “under water”

Company Factors Affecting the Decision to Propose the Exchange

Pros

❖	Create an immediate incentive

❖	Align interests of employees and shareholders

Cons

❖	Future earnings impact and dilution of EPS

❖	Implementation issues

❖	Shareholder issues

Plug’s Solution

❖	Replace eligible options with an exercise price above $8.53 with restricted stock on a 3:1 basis

❖	Minimum restricted stock grant of 500 shares

❖	Uniform distribution across all levels of the organization

❖	Vesting in three equal installments (21, 24 and 27 months)

Restricted stock awards would have value as long as there is a market for the stock

Employee Factors Affecting the Decision to Participate in the Exchange

Pros

❖	Provide equity value over vesting period

❖	No waiting period for stock to reach strike price to obtain value (subject to the vesting periods)

Cons

❖	Vesting period

❖	Reduced number of shares

❖	Other risks and uncertainties (section 18 of Offer to Exchange)

plug power

Current Situation (@$5.00/share)

- 1,000 options at $83.50
- 1,000 options at $19.00
- 1,000 options at $11.00

- Exercise value of $0 (1)
- Exercise value of $0 (1)
- Exercise value of $0 (1)

- Total exercise value of $0

Proposed Solution (@$5.00/share)

- 333 shares of restricted stock
- 333 shares of restricted stock
- 333 shares of restricted stock

- Vested value of $1,665 (2)
- Vested value of $1,665 (2)
- Vested value of $1,665 (2)

- Total value of $5,000 (2)

Example of Impact to Employee when the stock price is $5.00 per share

Current Situation (@$5.00/share)	Proposed Solution (@$5.00/share)

❖ 1,000 options at 83.50	❖ 333 shares of restricted stock
❖ 1,000 options at 19.00	❖ 333 shares of restricted stock
❖ 1,000 options at 11.00	❖ 333 shares of restricted stock

❖ Exercise value of $0 (1)	❖ Vested value of $1,665 (2)
❖ Exercise value of $0 (1)	❖ Vested value of $1,665 (2)
❖ Exercise value of $0 (1)	❖ Vested value of $1,665 (2)

❖ Total exercise value of $0	❖ Total value of $5,000 (2)

(1)	Subject to the stock price not increasing above the option strike price
(2)	Shares subject to vesting

Sample Breakeven Analysis:

Employee holds 1,500 options with strike price of $11.00 per share

Options		Stock
Option strike price	11.00
Breakeven price	16.50	Breakeven price	16.50

Value per option	5.50
Number of options	1,500	Number of Shares	500

Option Value	$8,250	Share Value	$8,250

Breakeven = 1.5 x Strike Price

Strike price	Breakeven

$11.00	$16.50

19.00	28.50

83.50	125.25

Future Tax/Accounting Consequences of Exchange

Employee:

❖	Taxable event upon vesting

❖	For tax payment purposes, a portion of stock can be sold upon vesting

❖	Section 83(b) election

Plug Power:

❖	Triggers future (fixed and variable) charges to income

❖	Shares outstanding would increase, resulting in EPS dilution

How Do I Make the Decision on What to Do?

❖	Each Employee needs to evaluate his/her individual situation

❖	You may want to consult your professional tax, legal and/or financial advisor(s) to determine the implications of the Offer on your personal situation

❖	The Board of Directors and management do not make any recommendation as to whether or not you should tender your options in the exchange

When I Have Made a Decision?

❖	Return your completed Election Form so that it is RECEIVED by Georgiana Gierisch on or before 5:00 p.m. est. on June 20, 2003

❖	Each employee is requested to return an Election Form regardless of whether you choose to participate

❖	If you elect to participate and change your mind, please refer to the pink Withdrawal Form provided to you in the mailing

❖	Additional copies of all documents can be obtained from Georgiana Gierisch at ext. 1130

Open Discussion

❖	Question and Answer session

❖	Any other questions should be directed to Ana-Maria Galeano, our General Counsel, or David Neumann, our Chief Financial Officer